Exhibit 99.1

Contacts:	Meg McGilley
Chief Financial Officer
(858) 480-0402

Rob Whetstone
PondelWilkinson, Inc.
(310) 279-5963
Somaxon Reports Results From a Clinical Trial of Oral
Nalmefene in Pathological Gambling
SAN DIEGO, CA – December 5, 2006 – Somaxon Pharmaceuticals, Inc. (NASDAQ: SOMX) today announced results from the company’s Phase 2/3 clinical trial evaluating 20 mg and 40 mg of oral nalmefene hydrochloride, an opiate antagonist, in patients with a diagnosis of pathological gambling.
Nalmefene did not demonstrate a statistically significant difference compared to placebo on the primary endpoint, mean PG-YBOCS (Yale Brown Obsessive Compulsive Scale modified for Pathological Gambling) as measured at week twelve of the treatment period, for either of the doses studied. In addition, neither dose achieved statistical significance on the secondary endpoints in the trial. The most frequently reported adverse events were insomnia, nausea and dizziness. Elevation in liver enzymes was observed in some nalmefene-treated patients.
Somaxon intends to further assess the results from this clinical trial, both internally and with its licensor. Somaxon also intends to assess the previously-reported results from its Phase 2 clinical trial evaluating nalmefene for smoking cessation before making determinations regarding the future of the nalmefene program.
Ken Cohen, Somaxon’s President and CEO, said, “The results of this clinical trial for nalmefene are disappointing. We will now perform a careful analysis of all of our nalmefene data and our assumptions underlying that program to determine what the next steps should be.”

“At the same time, we remain focused on completing and reporting the results from our fourth and final Phase 3 trial for SILENOR™ for the treatment of insomnia,” Mr. Cohen added. “We expect to announce those results later this month.”
Somaxon has previously reported positive results of three Phase 3 clinical trials evaluating SILENOR™ for the treatment of insomnia. The company expects results from its remaining Phase 3 clinical trial for SILENOR™ in December of this year. Assuming that this final ongoing Phase 3 clinical trial and the planned preclinical studies for SILENOR™ are successful and proceed as currently scheduled, Somaxon expects to file a New Drug Application (NDA) with the FDA for SILENOR™ in the third quarter of 2007. This timing assumes that the initial NDA submission will include all of the data from the company’s completed genotoxicity and ongoing reproductive toxicology studies requested by the FDA, but that the FDA will allow the company to submit the data from the requested carcinogenicity studies at a later date. The FDA has previously indicated to Somaxon that depending on the outcome of the genotoxicity studies, it may be flexible as to the timing of the conduct of the carcinogenicity studies, including the potential that the data from those studies may be submitted as a post-NDA approval commitment. The company has submitted the results of the genotoxicity studies to the FDA and is awaiting a response; as the company previously reported, no signal indicative of genotoxicity was observed in any of those studies.
About Somaxon Pharmaceuticals, Inc.
Headquartered in San Diego, CA, Somaxon Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the in-licensing and development of proprietary product candidates for the treatment of diseases and disorders in the fields of psychiatry and neurology. Somaxon’s lead product candidate, SILENOR™ (doxepin HCl), is in Phase 3 clinical trials for the treatment of insomnia. Somaxon has completed a successful pilot Phase 2 trial for nalmefene in smoking cessation and an unsuccessful Phase 2/3 clinical trial for nalmefene for the treatment of pathological gambling, and will evaluate the results from these trials before making determinations regarding the future of the nalmefene program. Acamprosate Ca, a potential treatment for movement disorders, is currently in formulation development.
For more information, please visit the company’s web site at www.somaxon.com.
Somaxon cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. For example, statements about the potential future of the nalmefene program, the pending clinical trial and required preclinical studies for SILENOR™ and the potential filing of an NDA for SILENOR™ are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Somaxon that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Somaxon’s business, including, without limitation, the potential for Somaxon’s product candidates to receive regulatory approval for one or more indications on a timely basis or at all; the potential for the FDA to require additional preclinical work or other clinical requirements to support an NDA submission for SILENOR™ or Somaxon’s other product candidates, or to be completed after regulatory approval; unexpected adverse side effects or inadequate therapeutic efficacy of SILENOR™ or Somaxon’s other product candidates that could delay or prevent regulatory filings, approval or commercialization, or that could result in recalls or product liability claims; other difficulties or delays in development, testing, manufacturing or marketing of and obtaining regulatory approval for SILENOR™, nalmefene or Somaxon’s other product candidates; the scope and validity of patent protection for SILENOR™ or Somaxon’s other product candidates; the market potential for Somaxon’s target markets, and Somaxon’s ability to compete in those markets; Somaxon’s ability to attract and retain key personnel; and other risks detailed in Somaxon’s prior press releases as well as in periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Somaxon undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.
This caution is made under the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.
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